R SQUARED CAPITAL MANAGEMENT LP
                                 CODE OF ETHICS

                     Implementation Date: October 18, 2013
                         Revision Date: March 25, 2014

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GENERAL

The Code of Ethics is predicated on the principle that R Squared owes a fiduciary duty to its clients. (1) Accordingly, R Squared's Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, R Squared must:

     o PLACE CLIENT INTERESTS AHEAD OF R SQUARED'S -- As a fiduciary, R Squared must serve in its clients' best interests. In other words, R Squared Employees may not benefit at the expense of advisory clients or disadvantage its advisory clients in any way. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory clients.


     o ENGAGE IN PERSONAL INVESTING THAT IS IN FULL COMPLIANCE WITH R SQUARED'S CODE OF ETHICS --Employees must review and abide by R Squared's Personal Securities Transaction and Insider Trading Policies.


     o AVOID TAKING ADVANTAGE OF YOUR POSITION -- Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with R Squared, or on behalf of an advisory client.


     o MAINTAIN FULL COMPLIANCE WITH THE FEDERAL SECURITIES LAWS (2) -- Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to R Squared's Code of Ethics should be directed to the CCO and/or the Senior Partner. As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

RISKS

In developing this policy and procedures, R Squared considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

     o Access person engages in various personal trading practices that wrongly make use of non-public information resulting in harm to clients or unjust enrichment to access person. (These practices include trading ahead of clients and passing non-public information on to spouses and other persons over whose accounts the access person has control.)


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1    Currently, R Squared's only client is the RSQ International Equity Fund.
2 "Federal Securities Laws" mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

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o Access persons are able to cherry pick clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients' accounts.

     o One or more Employees engage in an excessive volume of personal trading that detracts from their ability to perform services for clients.

     o Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with R Squared.

     o The personal trading of Employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act.

     o    Access persons are not aware of what constitutes insider information.

     o Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways, for example, if R Squared wants to recommend the issuer for investment or if the issuer is one of R Squared's service providers.)

     o Employees use firm property, including research, supplies, and equipment, for personal benefit.

R Squared has established the following guidelines to effectuate and monitor R Squared's Code of Ethics.

                   GUIDING PRINCIPLES & STANDARDS OF CONDUCT

All Employees of R Squared, and consultants closely associated with the Company, will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Employees. The following set of principles frame the professional and ethical conduct that R Squared expects from its Employees and consultants:

     o Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, Employees, colleagues in the investment profession, and other participants in the global capital markets;

     o Place the integrity of the investment profession, the interests of clients, and the interests of R Squared above one's own personal interests;

     o Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

     o To the extent practicable, avoid any actual or potential conflicts of interest;

     o Conduct all personal securities transactions in a manner consistent with this policy;

     o Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

     o Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

     o Promote the integrity of, and uphold the rules governing, capital markets;

     o Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

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     o    Comply with applicable provisions of the Federal Securities Laws.

                      PERSONAL SECURITY TRANSACTION POLICY

Employees may not purchase or sell any security in which the Employee has a beneficial ownership unless the transaction occurs in an exempted security or the Employee has complied with the Personal Security Transaction Policy set forth below.

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee's ability to fulfill his/her daily job responsibilities.

In the event of a material change to this PERSONAL SECURITIES TRANSACTIONS section of the CODE OF ETHICS, the CCO shall inform each Mutual Fund's CCO of such change and ensure that the change is approved by each Mutual Fund's Board no later than six months after the change is adopted.

INVESTMENTS IN LIMITED OFFERINGS AND INITIAL PUBLIC OFFERINGS ("IPOS") (3)

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering (e.g., private placement) or IPO without first obtaining prior approval of the CCO in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. Further, in accordance with FINRA Rule 5130, no Employee who has authority to buy or sell securities for an investment adviser, bank, savings and loan association, insurance company, investment company, or collective investment account is permitted to participate in any IPO. Prior to the approval of any request to purchase a limited offering or IPO, the CCO shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee's activities on behalf of a client; and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the limited offering or IPO), that no clients have any foreseeable interest in purchasing such security. A record of such approval by the CCO and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Employees must generally use PTCC to seek pre-clearance.

REPORTABLE AND EXEMPT SECURITIES

R Squared requires Employees to provide periodic reports (See REPORTING section below) regarding transactions and holdings in ANY SECURITY, as that term is defined in Section 202(a)(18) of the Advisers Act
("Reportable Security"), except that it does not include:

     o    Direct obligations of the Government of the United States;

     o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

     o    Shares issued by money market funds;

     o Shares issued by open-end funds other than "Reportable Funds" (4), specifically other than the RSQ International Equity Fund;


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3    The term "limited offering" is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D. The term "initial public offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

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     o    Interests in 529 college savings plans; and

     o Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered Securities. However, futures and options on any group or index of Securities shall be considered Reportable Securities. In addition, R Squared deems that all derivative securities (e.g., futures, options, and structured notes), as well as depository receipts (e.g., GDRs, ADRs, etc.) on a Reportable Security are also Reportable Securities. While certain exchange-traded funds, or ETFs, are organized as open-end funds or unit investment trusts and, therefore, deemed an Exempt Security, some types of ETFs, specifically grantor trusts, are Reportable Securities. Therefore, in the interest of simplicity, R Squared deems all ETFs to be Reportable Securities and thus subject to the reporting requirements contained in R Squared's PERSONAL SECURITY TRANSACTION POLICY.

BENEFICIAL OWNERSHIP

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

     o Securities held by members of Employees' immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;

     o Employees' interests as a general partner in securities held by a general or limited partnership; and

     o Employees' interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

     o Ownership of securities as a trustee where either the Employee or members of the Employees' immediate family have a vested interest in the principal or income of the trust;

     o    Ownership of a vested beneficial interest in a trust; and

     o An Employee's status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

EXEMPT TRANSACTIONS

The following transactions are considered Exempt Transactions and therefore do not require reporting under the PERSONAL SECURITY TRANSACTION POLICY:


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4    A "Reportable Fund" means (a) any fund for which R Squared serves as the investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940 (I.E., in most cases R Squared would need to be approved by the fund's board of directors before you can serve); or (b) any fund whose investment adviser or principal underwriter controls R Squared, is controlled by R Squared, or is under common control with R Squared.

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     o    Any transaction in an account over which the Employee does not have any direct or indirect influence or control. For example, an account managed on a fully discretionary basis by a third-party over which the Employee does not have any ability to direct trading or, any account of an immediate family member when such relative does not reside in the same household as the Employee, or accounts of family members outside of the immediate family, would not be subject to review.

     o    Purchases that are part of an automatic investment plan. (5)

From time to time, the CCO may exempt certain transactions on a fully documented trade-by-trade basis.

PRE-CLEARANCE PERIOD

Pre-clearance requests are made using PTCC. Pre-clearance requests are valid for for only the current business day on which you received approval. If you receive pre-clearance approval on a non-business day (e.g., weekend or holiday), the pre-clearance approval is valid for the next business day following receipt of the pre-clearance approval.

If you do not execute the transaction on the day your pre-clearance approval is received, or your entire trade is not executed on the day the pre-clearance approval was granted, you must request pre-clearance again at such time as you decide to execute the trade/the rest of the trade.

Pre-clearance approval is valid only for the particular transaction requested. If you make any changes to the transaction (e.g., increase the size of the transaction), you must submit a new trade request.

Failure to obtain pre-clearance for a non-exempt personal securities transaction is a serious breach of the Code. If you fail to obtain pre-clearance approval for your non-exempt personal securities transaction, you will be subject to disciplinary action, up to and including termination of employment. You may also be required to cancel/reverse the trade and bear any losses that occur. You may also be required to disgorge any profits realized on the unauthorized trade and donate them to the United Way or a United Way charity of your choice.

BLACKOUT PERIOD AND INAPPROPRIATE ADVANTAGE

The price paid or received by a R Squared Fund for any investment should not be affected by a buying or selling interest on the part of an Employee, or otherwise result in an inappropriate advantage to the Employee or create any disadvantage to the Fund. Thus, to that end, no Employee shall enter an order for the purchase or sale of a Reportable Security until at least seven calendar days after the R Squared Fund's order is executed or withdrawn.

An Employee may not buy or sell equity securities for your personal accounts if:

     o R Squared has engaged in a transaction in the same or an equivalent security for the Fund within the last seven calendar days, or

     o The security is on the R Squared trading blotter or is being considered to trade.


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5    "Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

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In the event you effect a prohibited personal securities transaction within seven calendar days before or after a Fund transaction in the same or equivalent security, you will be required to close out your position in the security and disgorge any profit realized from the transaction to the United Way or a United Way charity of your choice. However, if you properly obtained pre-clearance for a transaction and the Fund subsequently transacted in the same security within seven calendar days after your transaction, this will not normally result in required disgorgement, unless otherwise determined by the CCO.

The blackout period does NOT apply to Exempt Securities or Exempt Transactions.

R Squared shall maintain trade tickets that have been time stamped to ensure that Fund orders are executed prior to those executed by Employees.

SHORT-TERM TRADING BAN

Although not specifically prohibited by rule, R Squared discourages Employees from profiting in the purchase and sale, or sale and purchase, of any security within thirty (30) calendar days, whether or not the security is also held by a R Squared Fund. This provision is designed to prohibit potential scalping and front-running and to minimize the possibility that an Employee will attempt to capitalize inappropriately on the market impact of trades in securities that may be held by a R Squared Fund. Any profits realized by an Employee on any inadvertent short-term trades may be required to be disgorged to a United Way charity after review by the CCO.

Any investment by an Employee or its household members in a Reportable Fund is subject to the excessive trading restrictions in the prospectus. The RSQ International Equity Fund has a restriction on the buy-sell-buy of the fund by Shareholders. Specifically, fund Shareholders are restricted from making more than 1 "round trips" into or out of the Fund within any 90 day period. Employees are required to ensure that their transactions in the Reportable Fund are in compliance with the stated disclosures in the prospectus. R Squared generally does not permit any waivers to the Reportable Fund's trading restriction to any Employee or household member, and no Employee is permitted to grant any waiver to any Shareholder. Any waivers to the Fund's excessive trading policy are required to be reported to the Fund's
CCO.

DISCLOSURE OF INTERESTED TRANSACTIONS

No Employee shall recommend any transactions with respect to a Reportable Security by a R Squared Fund without first disclosing his or her interest, if any, in such Reportable Securities or the issuer thereof, including without limitation:

     o Any direct or indirect Beneficial Ownership of any Reportable Securities of such issuer;

     o Any contemplated transaction by such Employee in such Reportable Securities;

     o Any position with the issuer of the Reportable Securities or its affiliates; and

     o Any present or proposed business relationship between the issuer of the Reportable Securities or its affiliates and such Employee or any entity in which such Employee has a significant interest.



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REPORTING

In order to provide R Squared with information to enable it to determine with reasonable assurance any indications of "scalping", "front-running" or the appearance of a conflict of interest with the trading by R
Squared Funds, each Employee of R Squared is required to submit the following reports through PTCC to the CCO showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed in the section below entitled EXEMPTIONS.

QUARTERLY TRANSACTION REPORTS

Employees must utilize PTCC to fulfill quarterly reporting obligations. If an Employee did not have any transactions or account openings to report, this should be so indicated through PTCC within 30 days of the end of each calendar quarter.

Employees are required to instruct their broker-dealers to electronically provide (i.e., electronic broker feeds) to R Squared duplicate brokerage trade confirmations and/or account statements for accounts beneficially owned by the Employee which shall be received by the CCO, at a minimum, no later than thirty
(30) days after the end of each calendar quarter. If an Employee's trades do not occur through a broker-dealer (e.g., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report in PTCC. The quarterly transaction reports must contain at least the following information for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership (6): (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

In addition, Employees must report, using PTCC, at least quarterly to the CCO, the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the direct or indirect benefit of the Employee in which they may effect transactions in any Reportable Security.

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EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS BY MEMBERS OF THE
  EMPLOYEE'S IMMEDIATE FAMILY INCLUDING SPOUSE, DOMESTIC PARTNER, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR
                         INDIRECT INFLUENCE OR CONTROL.
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6    "Beneficial Ownership," as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect "pecuniary interest" (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee's immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

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INITIAL AND ANNUAL HOLDINGS REPORTS

Initial and annual holdings reports should be submitted through PTCC.

Newly hired R Squared Employees are required to report all of their personal securities holdings or provide a custodial statement of holdings not later than 10 days after the commencement of their employment for each personal securities account that holds, or can hold, securities. The initial holdings report must be current as of a date not more than 45 days prior to the date the person became an Employee.

Existing Employees are required to provide R Squared with a complete list of accounts and securities holdings on an annual basis, on or before February 14
(th) of each year. The report shall be current as of December 31 (st), which is a date no more than 45 days from the final date the report is due to be submitted

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INITIAL AND ANNUAL REPORTS MUST DISCLOSE THE EXISTENCE OF ALL ACCOUNTS THAT HOLD
 OR COULD HOLD ANY SECURITIES, EVEN IF NONE OF THOSE SECURITIES FALL WITHIN THE
                     DEFINITION OF A "REPORTABLE SECURITY."
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Each holdings report (both the initial and annual) must contain, at a minimum:
(a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and (c) the date the access person submits the report.

BROKER FORM LETTER

A form brokerage letter is attached to this Policy as ATTACHMENT A. In order to help ensure that electronic brokerage confirmations and/or statements are received for all accounts pertaining to a particular Employee, such Employee may complete and send a brokerage letter similar to Attachment A to each bank, broker or dealer maintaining an account on behalf of the Employee.

TRADING AND REVIEW

R Squared's PERSONAL SECURITIES TRANSACTIONS policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees' personal trading activities.
Accordingly, the CCO, or a designee, will closely monitor Employees' investment patterns to detect the following potentially abusive behavior by reviewing any brokerage statements and confirmations provided to the Company in any Employee personal accounts:

     o Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

     o Personal trading in Securities also held by a Mutual Fund advised by R Squared;

     o    Trading opposite of Client trades;

     o    Trading ahead of Clients; and

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     o    Trading that appears to be based on Material Non-Public Information.

The CCO, or a designee, will review all reports submitted pursuant to the PERSONAL SECURITIES TRANSACTIONS policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients' trades as necessary. Upon review, the CCO, or a designee, will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

If the CCO performs the review of Employee trading reports, the CEO will monitor the CCO's personal Securities transactions for compliance with the PERSONAL SECURITIES TRANSACTIONS policies and procedures.

The reason for the development of a post transaction review process is to ensure that R Squared has developed procedures to supervise the activities of its associated persons. The comparison of Employee trades to those of advisory clients may identify potential conflicts of interest or the appearance of a potential conflict.

If R Squared discovers that an Employee is personally trading contrary to the policies set forth above, the Employee will meet with the CCO and Senior Partner to review the facts surrounding the transactions. This meeting shall help R Squared to determine the appropriate course of action.

REPORTING VIOLATIONS AND REMEDIAL ACTIONS

R Squared takes the potential for conflicts of interest caused by personal investing very seriously. As such, R Squared requires its Employees to promptly report any violations of the Code of Ethics of which the Employee becomes aware to the CCO. R Squared's management is aware of the potential matters that may arise as a result of this requirement, and will take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

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 R SQUARED HAS ZERO TOLERANCE FOR RETALIATORY ACTIONS AND MAY SUBJECT OFFENDERS
 TO MORE SEVERE ACTION THAN SET FORTH BELOW. IN ORDER TO MINIMIZE THE POTENTIAL FOR SUCH BEHAVIOR, ALL REPORTS OF CODE OF ETHICS VIOLATIONS WILL BE TREATED AS
                       BEING MADE ON AN ANONYMOUS BASIS.
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If any violation of R Squared's Personal Security Transaction Policy is
determined to have occurred, the CCO may impose sanctions and take such other actions as she deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the Fund, if any, or given to a United Way charity, as the CCO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this Policy or in the imposition of any sanction against himself or herself.



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

DISCLOSURE

R Squared shall describe its Code of Ethics to fund Shareholders in the Fund's SAI. The Code of Ethics is on file with the SEC, and is available to the public.

RECORDKEEPING

R Squared shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission, SEI or R Squared's management.

     o A copy of this Policy and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place in an appropriate office of the Company;

     o A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred, the first two years in an appropriate office of the Company;

     o A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or within the past five years was, an Employee of R Squared shall be preserved in an easily accessible place in an appropriate office of the Company;

     o A copy of each report made pursuant to this Policy by an Employee, including any information provided in lieu of reports, shall be preserved in an easily accessible place by the Company for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an appropriate office of Company;

     o A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place in an appropriate office of the Company;

     o The Company shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any security requiring preclearance (IPOs and limited offerings) by Employees for at least five years after the end of the fiscal year in which the approval is granted in an easily accessible place, the first two years in an appropriate office of the Company.

ANNUAL COMPLIANCE QUESTIONNAIRE SUPPLEMENT

R Squared Employees are required to complete an Annual Compliance Questionnaire Supplement both initially upon commencement of employment and annually thereafter in order to ascertain if there are any potential material conflicts of interest that the Company may want to be aware of or actively monitor.

RESPONSIBILITY

The CCO is responsible for administering the Personal Security Transaction Policy. All questions regarding the policy should be directed to the CCO.

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